Exhibit 99.1

PRESS RELEASE

CONTACT:
FOR IMMEDIATE RELEASE	Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 600
Tulsa, Oklahoma 74119
(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Second Quarter Net Income Increases 78%; Increases Quarterly Cash Distribution 10% to $0.825 Per Unit; Announces Two-for-One Unit Split; and Increases Guidance

TULSA, Oklahoma, July 27, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today reported record net income for the second quarter ended June 30, 2005 (the “2005 Quarter”) of $40.8 million, or $2.08 per basic limited partner unit, an increase of approximately 78% over net income for the second quarter ended June 30, 2004 (the “2004 Quarter”) of $22.9 million, or $1.22 per basic limited partner unit. EBITDA (net income before net interest expense, income taxes, depreciation, depletion, and amortization) increased 43% to a record $58.4 million in the 2005 Quarter, compared to $40.8 million for the 2004 Quarter. A reconciliation of EBITDA to net income is provided on the last page of this release.

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.825 per unit for the second quarter ended June 30, 2005 (an annualized rate of $3.30 per unit), payable on August 12, 2005, to all unitholders of record as of August 5, 2005. This represents a 10% increase over the $0.75 per unit cash distribution for the first quarter of this year and a 27% increase over the second quarter 2004 cash distribution of $0.65 per unit.

The Board also approved a two-for-one split of the Partnership’s common units. The unit split will take place in the form of a one unit distribution on each unit outstanding, with units to be distributed on September 15, 2005 to unitholders of record as of September 2, 2005. Following the unit split, the current quarterly cash distribution of $0.825 per unit will become $0.4125 per unit, or an annualized rate of $1.65 per unit.

“Alliance Resource Partners continued to deliver superior performance through the first half of 2005 as we posted record results for tons produced and sold, revenues, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer. “It is particularly gratifying that we were able to deliver these results and share this success with our unitholders while achieving the best safety record in the history of the Partnership. Our sustained high level of performance and growth led to Alliance climbing to number twenty on BusinessWeek’s annual list of “100 Hot Growth Companies,” our third consecutive year in the rankings. With coal market fundamentals remaining strong, the progress at our Elk Creek and Mountain View mine developments, and our growth opportunities at Tunnel Ridge and Gibson County South, we are well positioned to meet our strategic objective of sustainable growth in distributions to our unitholders. The two-for-one unit split confirms our confidence in Alliance’s future growth prospects.”

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For the 2005 Quarter, revenues improved 28% to a record $208.7 million as compared to $162.5 million for the 2004 Quarter. Increased revenues were primarily attributable to a record 5.8 million tons of coal sold in the 2005 Quarter, compared to 5.2 million tons in the 2004 Quarter, and higher average coal sales prices, which increased 16% to $33.37 per ton sold in the 2005 Quarter as compared to $28.74 per ton sold in the 2004 Quarter.

Production increased nearly 9% to 5.6 million tons for the 2005 Quarter as compared to 5.2 million tons for the 2004 Quarter, primarily due to higher productivity at the Partnership’s Warrior and Gibson County operations and resumption of production at the Hopkins County Coal operation (See ARLP Press Release dated September 2, 2004).

Operating expenses for the 2005 Quarter increased to $128.1 million, compared to $102.9 million for the 2004 Quarter. Increased operating expenses for the 2005 Quarter were primarily due to higher costs resulting from increased production, coal sales volumes, sales related expenses, and expenses related to the Pattiki vertical belt failure (See ARLP Press Releases dated June 17 and July 21, 2005). Operating expenses for the 2005 Quarter were increased by $2.8 million to reflect the Partnership’s estimate of direct expenses and costs attributable to the Pattiki vertical belt incident, which estimate includes a $1.2 million retirement of the damaged vertical belt equipment. Higher labor costs, maintenance expense, and materials and supply costs (particularly steel, power and fuel) also increased operating expenses for the 2005 Quarter.

For the six months ended June 30, 2005, the Partnership reported a 94% increase in net income to $79.9 million, or $4.15 per basic limited partner unit, compared to net income of $41.1 million, or $2.22 per basic limited partner unit, for the same period of 2004. Revenues for the first half of 2005 increased 26% to $404.3 million as compared to $320.4 million the first half of 2004. Coal sales during the first six months of 2005 increased to 11.4 million tons, an improvement of 10% compared to the 10.3 million tons of coal sold during the same period of 2004.

The Partnership experienced higher operating expenses for the six months of 2005, $247.5 million compared to $207.2 million for the first half of 2004, primarily due to increased production, sales volumes, labor and benefit costs, maintenance expense, material and supplies costs, and sales related expenses. Higher coal sales prices more than offset these increased costs, with the average coal sales price realized by the Partnership increasing in the first half of 2005 by $4.06 per ton as compared to the same period of 2004. General and administrative expense decreased during the first half of 2005 by $5.3 million to $16.3 million as compared to $21.6 million for the same period in 2004, primarily as a result of lower incentive compensation expense.

The Partnership continues to make progress on its development activities at the Elk Creek and Mountain View mines. As a result of these development activities and other infrastructure improvement projects, the Partnership is increasing its estimate of total capital expenditures for 2005 to approximately $115 million, including maintenance capital expenditures of approximately $53 million.

Based on its performance so far this year and current projections, the Partnership is increasing its 2005 guidance for coal production to a range of 22.4 to 22.7 million tons and revenues, excluding transportation revenues, to a range of $780 to $800 million. The Partnership is also increasing 2005 guidance for EBITDA to a range of $210 to $230 million and net income to a range of $135 to $155 million. Guidance ranges for EBITDA and net income exclude the impact of any additional expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire (See ARLP Press Releases dated December 27, 2004, January 7, 2005, January 14, 2005, January 27, 2005, February 21, 2005, March 3, 2005, and April 21, 2005). For a reconciliation of estimated annual 2005 net income to estimated annual 2005 EBITDA, please see the last page of this release.

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Coal production for 2006 is currently estimated in the range of 23.3 to 23.8 million tons, of which approximately 83% is committed under existing coal sales agreements. Approximately 35% of the Partnership’s estimated 2006 production is open to market price negotiations under existing contracts or anticipated new coal supply agreements.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Tons sold	5,757	5,196	11,388	10,306
Tons produced	5,642	5,185	11,371	10,297

SALES AND OPERATING REVENUES:
Coal sales	$192,127	$149,325	$370,973	$293,864
Transportation revenues	8,384	7,019	18,007	13,857
Other sales and operating revenues	8,205	6,202	15,363	12,649

Total revenues	208,716	162,546	404,343	320,370

EXPENSES:
Operating expenses	128,125	102,857	247,518	207,185
Transportation expenses	8,384	7,019	18,007	13,857
Outside purchases	3,392	799	7,509	1,864
General and administrative	10,547	11,276	16,255	21,605
Depreciation, depletion and amortization	13,396	13,415	27,024	26,186
Interest expense	3,370	3,836	6,844	7,679

Total operating expenses	167,214	139,202	323,157	278,376

INCOME FROM OPERATIONS	41,502	23,344	81,186	41,994
OTHER INCOME	119	245	224	559

INCOME BEFORE INCOME TAXES	41,621	23,589	81,410	42,553
INCOME TAX EXPENSE	829	728	1,539	1,467

NET INCOME	$40,792	$22,861	$79,871	$41,086

GENERAL PARTNERS’ INTEREST IN NET INCOME	$3,025	$1,028	$4,709	$1,392

LIMITED PARTNERS’ INTEREST IN NET INCOME	$37,767	$21,833	$75,162	$39,694

BASIC NET INCOME PER LIMITED PARTNER UNIT	$2.08	$1.22	$4.15	$2.22

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$2.04	$1.18	$4.06	$2.15

DISTRIBUTIONS PAID PER COMMON AND SUBORDINATED UNIT	$0.75	$0.625	$1.50	$1.1875

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	18,130,440	17,903,793	18,130,440	17,903,793

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	18,497,586	18,438,551	18,497,003	18,437,704

PRO FORMA NET INCOME PER LIMITED PARTNER UNIT ASSUMING TWO-FOR-ONE UNIT SPLIT ON SEPTEMBER 15, 2005:

PRO FORMA BASIC NET INCOME PER LIMITED PARTNER UNIT	$1.04	$0.61	$2.07	$1.11

PRO FORMA DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.02	$0.59	$2.03	$1.08

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$55,157	$31,177
Trade receivables, net	71,686	56,967
Other receivables	9,837	1,637
Marketable securities	49,336	49,397
Inventories	20,161	13,839
Advance royalties	2,493	3,117
Prepaid expenses and other assets	1,881	4,345

Total current assets	210,551	160,479

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	564,764	526,468
Less accumulated depreciation, depletion and amortization	(310,734)	(292,900)

Total property, plant and equipment	254,030	233,568

OTHER ASSETS:
Advance royalties	17,416	11,737
Coal supply agreements, net	1,361	2,723
Other long-term assets	5,354	4,277

Total other assets	24,131	18,737

TOTAL ASSETS	$488,712	$412,784

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$43,950	$30,961
Due to affiliates	11,888	10,338
Accrued taxes other than income taxes	12,617	10,742
Accrued payroll and related expenses	13,188	11,730
Accrued interest	5,402	5,402
Workers’ compensation and pneumoconiosis benefits	7,023	7,081
Other current liabilities	11,452	12,051
Current maturities, long-term debt	18,000	18,000

Total current liabilities	123,520	106,305

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	162,000	162,000
Accrued pneumoconiosis benefits	21,405	19,833
Workers’ compensation	28,806	25,994
Reclamation and mine closing	34,111	32,838
Due to affiliates	9,754	7,457
Other liabilities	3,687	3,170

Total long-term liabilities	259,763	251,292

Total liabilities	383,283	357,597

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Common Unitholders 18,130,440 units outstanding	411,624	363,658
General Partners’	(300,984)	(303,295)
Unrealized loss on marketable securities	(89)	(54)
Minimum pension liability	(5,122)	(5,122)

Total Partners’ capital	105,429	55,187

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$488,712	$412,784

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$96,396	$75,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(43,041)	(25,114)
Proceeds from sale of property, plant and equipment	193	458
Purchase of marketable securities	(24,373)	—
Proceeds from marketable securities	24,399	3,661
Proceeds from assumption of liability	—	2,112

Net cash used in investing activities	(42,822)	(18,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Partners	(29,594)	(21,940)

Net cash used in financing activities	(29,594)	(21,940)

NET CHANGE IN CASH AND CASH EQUIVALENTS	23,980	34,644

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,177	10,156

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,157	$44,880

CASH PAID FOR:
Interest	$7,613	$7,614

Income taxes to taxing authorities	$1,900	$1,300

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$4,265	—

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2005	2004	2005E Midpoint
Net income	$40,792	$22,861	$79,871	$41,086	$145,000
Depreciation, depletion and amortization	13,396	13,415	27,024	26,186	58,000
Interest expense	3,370	3,836	6,844	7,679	13,500
Income taxes	829	728	1,539	1,467	3,500

EBITDA	$58,387	$40,840	$115,278	$76,418	$220,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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